Exhibit 5.5

February 6, 2012

Bancolombia S.A.,

Carrera 48 No. 26- 85 Avenida Los Industriales,

Medellín,

Colombia.

Re:	Issuance of Preferred Shares.

Ladies and Gentlemen:

We have acted as special Colombian counsel to Bancolombia S.A., a financial institution incorporated under the laws of the Republic of Colombia (“Colombia”) as a sociedad anónima (“Bancolombia”), in connection with the issuance by Bancolombia of 20,456,204 preferred shares, Ps. 500 par value per share (the “Preferred Shares”) in the form of 5,114,051 American Depositary Shares (the “Securities”) evidenced by American Depositary Receipts (the “ADRs”) representing each four Preferred Shares, to be issued pursuant to the Deposit Agreement as amended on January 24, 2008 (the “Deposit Agreement”) among Bancolombia, The Bank of New York, as depositary, and the owners and beneficial owners of ADRs issued thereunder, as more fully described in the prospectus supplement (the “Prospectus Supplement”) dated January 31, 2012, as filed by Bancolombia with the United States Securities and Exchange Commission pursuant to the Act.

Capitalized terms used herein and not otherwise defined shall be given the meanings set forth in the Prospectus Supplement.

In such capacity, we have examined the following documents:

(i)	a copy of the Preliminary Prospectus Supplement dated January 13, 2012 and the Final Prospectus Supplement dated January 31, 2012;

(ii)	copies of the resolutions of the board of directors of Bancolombia approving the transactions contemplated in the Final Prospectus Supplement;

(iii)	executed copy of the Deposit Agreement;

(iv)	executed copy of the Underwriting Agreement;

(v)	a compilation of the by-laws of Bancolombia as in effect on the date hereof, as submitted to us by Bancolombia;

(vi)

a certificate of existence and legal representation of Bancolombia Certificado de Existencia y Representación Legal) issued by the Superintendence of Finance of Colombia on December 1, 2011 (the “Certificate”);

(vii)	a copy of the minutes of the General Shareholders Assembly of Bancolombia S.A. No. 117 of July 8, 2009;

(viii)	a copy of the minutes of the Board of Directors of Bancolombia S.A. No. 2848 of December 27, 2011;

(ix)

such other documents, agreements and instruments, and such treaties, laws, rules, regulations, orders, decrees and the like, as we have deemed necessary as a basis for the opinions hereinafter expressed.

We are admitted to the practice of law in Colombia only. We express no opinion as to the laws of any jurisdiction other than those of Colombia. Based upon the foregoing, it is our opinion that:

a.	Bancolombia has been duly incorporated as a sociedad anónima and is validly existing under the laws of Colombia.

b.

In connection with the issuance, offer and sale of the Preferred Shares, (i) all applicable governmental approvals have been obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) all necessary corporate and shareholder actions have been taken by Bancolombia and its shareholders, including actions taken by the General Shareholders’ Meeting and the Board of Directors of Bancolombia or a combination of such bodies, (iii) the underwriting agreement (the “Underwriting Agreement”), dated January 31, 2012, relating to the issuance, offer and sale of the Preferred Shares is been duly authorized, executed and delivered by all parties thereto, including Bancolombia, (iv) the Deposit Agreement is been duly authorized, executed and delivered by all parties thereto, including Bancolombia, and (v) the Preferred Shares have been sold and delivered to, and fully paid for by, the purchasers at a price specified in, and in accordance with the terms of the Underwriting Agreement, then the Preferred Shares are duly authorized, validly issued, fully paid and non-assessable.

Our opinion is subject to the assumptions, qualifications, exceptions and limitations indicated elsewhere herein. It is also limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.

This opinion letter speaks only as of the date hereof and is limited to the matters stated herein and do not extend to, and are no to be read as extending by implication to, any other matter in connection with the transaction to which they relate. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, which may occur after the date of this opinion letter that might affect the opinions expressed herein.

We are licensed to practice law in Colombia and we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of Colombia. This opinion is limited to matters of Colombian law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in connection with the Preferred Shares and to the reference to us under the heading “Validity of the Securities” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Carlos Fradique-Méndez

Carlos Fradique-Méndez

Partner

BRIGARD & URRUTIA ABOGADOS S.A.